Exhibit 99.1

ENSERVCO Reports Second Quarter Financial Results

●	Company generates $12.7 million in cash from operations in first half and pays down long-term debt by $10 million

●	Completion of fleet expansion positions Company to achieve a year over year increase in revenue during the coming heating season

●	New revenue streams added through expansion into Texas and Bakken acquisition

●	Revenues impacted by propane revenue decline and strategic shift away from marginal water hauling services

●	One half (i.e. $0.01) of $0.02 EPS decline attributable to increase in depreciation from 2014 fleet expansion

●	Company continues to build market share, maintain strong balance sheet and pursue M&A opportunities

DENVER, CO – August 14, 2015 – ENSERVCO Corporation (NYSE MKT: ENSV), a diversified national provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its second quarter ended June 30, 2015.

“The second quarter is traditionally one of our two slower, off-season quarters when frac water heating activity declines with the rise in temperatures,” said Rick Kasch, Chairman and CEO. “Similar to other service companies, this year we also encountered challenges due to the slowdown in drilling, completion and maintenance activity as well as to inclement weather in some of our key operating areas. However, we, unlike many other service companies, did not suffer a significant impact on our operations from the energy industry downturn. Our results were impacted by revenue declines attributable to factors unrelated to industry conditions – a reduction in propane revenues accounted for 43% of the decline and a conscious decision to phase out unprofitable or low margin water hauling services accounted for 45%. We have discussed the reasons for the propane impact in several previous releases. As to price concessions, we estimate an impact of only 4% of overall revenues, which we believe is significantly less than what our peers experienced in the second quarter. Given the degree to which industry conditions are impacting other service companies, we feel very fortunate the impact on us has been relatively mild.

“We were able to replace business lost due to slowing activity by E&P’s with new revenue streams created by our M&A and capex initiatives. The doubling of our fleet in 2014 not only helped replace business, but we expect it to greatly improve our ability to increase revenues over last year for the upcoming 2015-2016 heating season. In addition, our acquisition of assets and real estate in Tioga, North Dakota, late last year has led to new customers and incrementally higher frac water heating and hot oiling revenues year over year as we now provide services in the northern Bakken, where temperatures stay cooler longer and demand for heating extends later into the spring and commences earlier in the fall. Our move into the Eagle Ford basin in Texas this year is starting to make an impact on revenue with nine hot oiling trucks now servicing a growing list of customers that includes XTO, EP Energy and EOG, which are among the biggest players in the basin. These new revenue streams validate our M&A and geographical expansion strategies, which are designed to leverage our reputation and customer relationships in new service areas by acquiring and/or re-deploying assets that can provide services on a more year-round and higher margin basis. Unfortunately, the incremental revenue from these two new sources was offset by the impact of heavy rains in April and May, which caused flooding, road closures and related logistical problems both for E&Ps and services providers. In addition, second quarter revenue was impacted by the cessation of two large projects that were outside our normal scope of services and therefore were not replaced.

“Operating income before depreciation and patent litigation costs was down only approximately $420,000 in the second quarter - $226,000 of which was attributable to price concessions to some customers and another $150,000 which was attributable to the effect on gross profit from the decline in propane sales. The remainder of the decline can be attributed to costs associated with the fleet and geographic expansion such as higher labor costs related to retaining a higher number of operators in preparation for the upcoming heating season, repairs and maintenance, equipment related insurance, supplies, and site overhead.

“The increase in our net loss year over year was primarily attributable to the factors described above in addition to an increase in depreciation due to our fleet expansion. In fact, approximately one-half of the increase in our per-share loss is attributable to depreciation expense that nearly doubled year over year. On the other hand, adjusted EBITDA on a year over year basis declined only $310,000 in the second quarter – a traditionally slower quarter that historically contributes very little to our full-year adjusted EBITDA, which totaled $11.5 million in 2014. This is why we feel our performance should be measured by adjusted EBITDA and not by EPS.

“We are confident that we are well positioned to continue strengthening our business by focusing on growth initiatives that we expect to bear fruit both in the near term and increasingly as oil prices recover. These initiatives include the recent doubling of our revenue capacity through fleet expansion and our continued penetration into the Texas market. We are also pursuing M&A opportunities, focusing on companies that have good business models but poor financial models. We are taking a prudent, patient approach in this regard, but are confident we can add shareholder value through accretive acquisitions over time. In the meantime, we continue to capture market share, generate substantial cash flow, and maintain a strong balance sheet and a solid banking relationship.

“On another positive note, our patent infringement litigation process has been stayed pending an appeal of a judge’s ruling in the North Dakota case that was favorable to our case. This was reflected in a $239,000 sequential decline in litigation costs from the first quarter of this year.”

Second Quarter Results

Revenue in the second quarter declined 22% to $5.7 million from $7.3 million in the same quarter last year. The decline was primarily attributable to two factors: 1) propane revenue was lower by $682,000 due to lower propane prices year over year and a decrease in volume sold due to customers either continuing to take advantage of the Company’s new, cost-saving bi-fuel system or providing their own fuel source; and, 2) a $718,000 decline in lower-margin water hauling revenue discussed above.

Revenue mix in the second quarter included $4.1 million in well enhancement revenue, down from $4.9 million in the same quarter last year. Of this $875,000 decline, $682,000, or 78%, was attributable to the previously mentioned propane impact. Hot oiling revenue was down 14% year over year – to $1.9 million from $2.2 million – due to reduced activity from two special projects last year, selective price concessions, and inclement weather. Acidizing revenue declined year over year to $333,000 from $582,000 due primarily to operators postponing recurring maintenance programs. Fluid management revenue was $1.7 million in the second quarter, down from $2.4 million for reasons previously mentioned.

Gross profit declined $610,000 year over year due to higher fleet and labor costs associated with the Company’s expansion into Texas, and downtime caused by exceedingly wet weather during April and May, which led to lower personnel and equipment utilization. Gross margin in the second quarter declined as a result of lower revenue in relation to a relatively fixed cost base comprised of facilities, insurance and personnel necessary for the upcoming heating season.

Total operating expenses in the second quarter increased 30% to $2.5 million from $1.9 million in the same quarter last year. This $577,500 increase reflected a 98% increase in depreciation expense – from $726,000 to $1.4 million – due to the larger fleet size and a $56,000 increase in legal costs associated with the Company’s efforts to defend against certain patent infringement claims. These increases were partially offset by a $192,000 decrease in general and administrative expenses attributable to cost savings measures.

The increase in operating expenses combined with lower revenue led to an operating loss of $2.3 million in the second quarter versus an operating loss of $1.2 million in the same quarter last year. The Company reported a net loss of $1.6 million, or $0.04 per diluted share, versus a net loss of $851,000, or $0.02 per diluted share, in the same quarter last year. The Company estimates that $0.01 of the increase in net loss per share was attributable to the increase in depreciation expense.

The Company reported an Adjusted EBITDA loss in the second quarter of $621,000 compared to a loss of $311,000 a year ago.

Six-Month Results

Revenue in the first half of 2015 decreased 24% to $24.8 million from $32.5 million in the same period last year. The majority of that decrease was attributable to the decline in propane revenue for reasons previously described.

Gross profit margin increased to 32% from 29% a year ago due primarily to the mathematical impact of lower propane revenue and costs.

Total operating expenses in the first half of 2015 increased 49% to $5.4 million from $3.6 million a year ago. Nearly all of the increase was comprised of two expense categories: 1) depreciation expense, which grew by 97%, or $1.4 million; and, 2) patent litigation expense, which grew by 277%, or $322,000. General and administrative expense grew only slightly in the first half.

Operating income in the first half of 2015 declined to $2.7 million from $6.0 million last year due to a combination of lower gross margins and higher operating expenses – particularly depreciation and litigation costs. Net income in the first half was $1.3 million, or $0.03 per diluted share, versus $3.3 million, or $0.09 per diluted share, a year ago.

Adjusted EBITDA in the first half of 2015 was $6.1 million, down from $7.6 million a year ago.

ENSERVCO generated $12.7 million in net cash from operations in the first half, up 13% from $11.2 million in the same period last year. The Company closed the first half with working capital of $5.9 million. Cash flow from operations were used to pay down the Company’s senior credit facility with PNC bank to $18.6 million, thereby improving the long-term debt to equity ratio to just less than 1 to 1 as compared to 1.65 to 1 at 2014 year-end.

Conference Call Information

Management will hold a conference call today to discuss these results. The call will begin at 1:00

p.m. Eastern (11:00 a.m. Mountain) and will be accessible by dialing 877-407-8031 (201-689-8031 for international callers). No passcode is necessary. A telephonic replay will be available through August 19, 2015, by calling 877-660-6853 (201-612-7415 for international callers) and entering the Conference ID #13616496. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. The webcast also is available at the following link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=174253

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac water heating and fluid management services in seven major domestic oil and gas fields, serving customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing ENSERVCO’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in our fiscal year 2014 Form 10-K filed on March 19, 2015, and subsequently filed documents. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-393-7044

Email: jay@pfeifferhigh.com

ENSERVCO CORPORATION
Condensed Consolidated Statement Of Operations And Comprehensive Income (Loss)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$5,702,549	$7,294,856	$24,842,046	$32,536,901

Cost of Revenues	5,563,875	6,545,891	16,828,160	22,968,362

Gross Profit	138,674	748,965	8,013,886	9,568,539

Operating Expenses
General and administrative expenses	940,373	1,132,259	2,160,726	2,089,640
Patent litigation and defense costs	100,197	44,271	439,214	116,421
Depreciation and amortization	1,439,838	726,424	2,762,772	1,403,888
Total Operating Expenses	2,480,408	1,902,954	5,362,712	3,609,949

(Loss) Income from Operations	(2,341,734)	(1,153,989)	2,651,174	5,958,590

Other Income (Expense)
Interest expense	(247,220)	(241,903)	(500,431)	(495,428)
(Loss) Gain on disposals of equipment	(1,071)	(5,129)	(1,071)	9,237
Other income	25,351	7,050	32,251	13,950
Total Other Expense	(222,940)	(239,982)	(469,251)	(472,241)

(Loss) Income Before Tax Expense	(2,564,674)	(1,393,971)	2,181,923	5,486,349
Income Tax Benefit (Expense)	950,163	542,952	(904,554)	(2,151,412)
Net (Loss) Income	$(1,614,511)	$(851,019)	$1,277,369	$3,334,937

Other Comprehensive Income (Loss)
Unrealized gain (loss) on interest rate swaps, net of tax	-	483	-	(3,290)
Settlements - interest rate swap	-	6,517	-	13,115
Reclassification into earnings - interest rate swap	-	(6,517)	-	(13,115)
Total Other Comprehensive Income (Loss)	-	483	-	(3,290)

Comprehensive (Loss) Income	$(1,614,511)	$(850,536)	$1,277,369	$3,331,647

(Loss) Earnings per Common Share - Basic	$(0.04)	$(0.02)	$0.03	$0.09

(Loss) Earnings per Common Share – Diluted	$(0.04)	$(0.02)	$0.03	$0.09

Basic weighted average number of common shares outstanding	37,761,961	36,514,889	37,557,451	36,126,647
Add: Dilutive shares assuming exercise of options and warrants	-	-	1,883,281	2,466,052
Diluted weighted average number of common shares outstanding	37,761,961	36,514,889	39,440,732	38,592,699

ENSERVCO CORPORATION
Calculation of Adjusted EBITDA *

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Adjusted EBITDA*
Net (Loss) Income	$(1,614,511)	$(851,019)	$1,277,369	$3,334,937
Add Back (Deduct)
Interest Expense	247,220	241,903	500,431	495,428
Income Tax (Benefit) Expense	(950,163)	(542,952)	904,554	2,151,412
Depreciation and amortization	1,439,838	726,424	2,762,772	1,403,888
EBITDA*	(877,616)	(425,644)	5,445,126	7,385,665
Add Back (Deduct)
Stock-based compensation	180,211	71,935	271,271	148,280
Patent litigation and defense costs	100,197	44,271	439,214	116,421
Loss (Gain) on sale and disposal of equipment	1,071	5,129	1,071	(9,237)
Interest and other income	(25,351)	(7,050)	(32,251)	(13,950)
Adjusted EBITDA*	$(621,488)	$(311,359)	$6,124,431	$7,627,179

ENSERVCO CORPORATION
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$760,422	$954,058
Accounts receivable, net	3,877,885	14,679,858
Prepaid expenses and other current assets	998,963	1,540,667
Inventories	304,845	390,081
Income tax receivable	1,905,641	1,776,035
Deferred tax asset	135,055	135,055
Total current assets	7,982,811	19,475,754

Property and Equipment, net	38,165,263	37,789,004
Goodwill	301,087	301,087
Other Assets	659,053	716,836

TOTAL ASSETS	$47,108,214	$58,282,681

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,707,638	$5,472,163
Current portion of long-term debt	329,219	340,520
Total current liabilities	2,036,857	5,812,683

Long-Term Liabilities
Senior revolving credit facility	18,552,894	28,634,037
Long-term debt, less current portion	645,409	801,968
Deferred income taxes, net	5,801,846	4,992,681
Total long-term liabilities	25,000,149	34,428,686
Total liabilities	27,037,006	40,241,369

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock. $.005 par value, 100,000,000 shares authorized, 38,189,758 and 37,159,815 shares issued, respectively; 103,600 shares of treasury stock; and 38,086,158 and 37,056,215 shares outstanding, respectively	190,432	185,282
Additional paid-in capital	13,498,766	12,751,389
Accumulated earnings	6,382,010	5,104,641
Total stockholders' equity	20,071,208	18,041,312

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$47,108,214	$58,282,681

ENSERVCO CORPORATION
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
OPERATING ACTIVITIES
Net (loss) income	$(1,614,511)	$(851,019)	$1,277,369	$3,334,937
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	1,439,838	726,424	2,762,772	1,403,888
Loss (gain) on sale and disposal of equipment	1,071	5,129	1,071	(9,237)
Deferred income taxes	(852,517)	129,780	809,165	129,831
Stock-based compensation	180,211	71,935	271,271	148,280
Amortization of debt issuance costs	28,891	81,325	57,783	162,649
Bad debt expense	8,620	40,000	12,845	50,000
Changes in operating assets and liabilities
Accounts receivable	11,320,218	13,781,701	10,789,128	7,642,639
Inventories	38,992	(75,912)	85,236	(128,721)
Prepaid expense and other current assets	156,061	(193,869)	541,704	(563,765)
Income taxes receivable	(129,606)	-	(129,606)	-
Other non-current assets	-	-	-	(14,001)
Accounts payable and accrued liabilities	(3,978,717)	(707,265)	(3,764,525)	(642,754)
Income taxes payable	(56,205)	(1,786,322)	-	(302,008)
Net cash provided by operating activities	6,542,346	11,221,907	12,714,213	11,211,738

INVESTING ACTIVITIES
Purchases of property and equipment	(792,723)	(5,099,341)	(3,145,102)	(6,604,490)
Proceeds from sale and disposal of equipment	5,000	-	5,000	50,000
Net cash used in investing activities	(787,723)	(5,099,341)	(3,140,102)	(6,554,490)

FINANCING ACTIVITIES
Net line of credit payments	(5,988,003)	(1,158,971)	(10,081,143)	-
Repayment of long-term debt	(37,335)	(578,715)	(167,860)	(1,156,989)
Proceeds from exercise of warrants	-	98,175	77,100	187,804
Proceeds from exercise of options	171,400	25,200	186,034	66,450
Excess tax benefits from exercise of options and warrants	81,291	-	218,122	-
Net cash used in financing activities	(5,772,647)	(1,614,311)	(9,767,747)	(902,735)

Net (Decrease) Increase in Cash and Cash Equivalents	(18,024)	4,508,255	(193,636)	3,754,513

Cash and Cash Equivalents, Beginning of Period	778,446	1,114,448	954,058	1,868,190

Cash and Cash Equivalents, End of Period	$760,422	$5,622,703	$760,422	$5,622,703

Supplemental cash flow information consists of the following:
Cash paid for interest	$220,369	$106,642	$557,530	$319,571
Cash paid for taxes	$2,874	$1,112,000	$2,874	$2,325,257

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Cashless exercise of stock options and warrants	$433	$1,572	$2,752	$7,168